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FOR IMMEDIATE RELEASE

FROM:    The Marquee Group, Inc.            CONTACT:
         888 Seventh Avenue                 Timothy L Klahs
         40th Floor                         Director, Corporate Communications
         New York, NY 10019                 The Sillerman Companies
                                            150 East 58th Street
                                            New York, NY 10155
                                            212-407-9126

             THE MARQUEE GROUP, INC. CLOSES COMMON STOCK OFFERING

NEW YORK, October 14,1997 -- The Marquee Group, Inc. (AMEX MRT) today announced that it has completed a public offering of 7.5 million shares of its common stock priced at $5.00 per share. The issue was underwritten by Prudential Securities Incorporated and Cowen & Company. Simultaneously, the company closed on its acquisition of ProServ, Inc. and subsequently completed its acquisition of the assets of QBQ Entertainment, Inc.

ProServ is an established provider of international sports event management, television production, marketing, talent representation and consulting services. The company anticipates increased revenues through the sharing of business development opportunities, contacts and expertise. In addition, ProServ's existing international operations will facilitate the company's goal of becoming a major competitor in the rapidly growing business of international sports. ProServ was founded by Donald Dell, who pioneered the commercial development of tennis. He will continue to serve as chairman and CEO of ProServ and will become a director of Marquee. The total consideration was approximately $10.7 million cash plus 250,000 shares of Marquee common stock.

QBQ Entertainment, whose assets will be acquired by Marquee Music, Inc., a wholly-owned subsidiary of the company, books tours and appearances for a variety of entertainers, including Billy Joel, Metallica, Lynyrd Skynyrd, Luther Vandross, Rodney Dangerfield and Bruce Hornsby. The company believes the music business offers commercial opportunities similar to the sports business. The Marquee Group's CEO, Bob Gutkowski, has significant expertise in the music concert business, having served as President of Madison Square Garden Corporation, a premier indoor concert venue, Dennis Arfa, the founder of QBQ, will become CEO of Marquee Music. The aggregate purchase price was approximately $7 million.

Robert A Gutkowski, Marquee's President and Chief Executive Officer, said, "We are extremely pleased to conclude this public offering of common stock and to complete the acquisition of these two great sports and entertainment companies. From our stockholders' perspective, this sort of transactions provides additional market liquidity for their holdings and enhances their interests by the creation of a significantly larger and more powerful company. The consolidation of these two prestigious organizations into the Marquee Group fulfills and exceeds the growth plans which we made at the time of our initial public offering a short ten months ago, and it establishes our presence at the forefront of the sports and entertainment business. From our clients' viewpoint, this combination. will provide important additional resources. It will enable the corporations, individuals and other sports and entertainment entities which we serve to rely even more fully on the complete


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package of integrated services which we can offer them. Our blue chip roster of clients for whom we provide personal representation will have the added strength of more powerful opportunities as well as broader insight and intelligence regarding trends in their. business. Looking forward, we anticipate continued success in the periods ahead in forging a unique company, structured and operated to take advantage of the many great opportunities in this dynamic business."

Marquee provides integrated event management, television production., marketing, talent representation and consulting services in the sports, news and other entertainment industries. The company's event management, television production and marketing services involve managing sporting events, producing television programming and marketing professional and collegiate athletic leagues and organizations. The company also arranges and negotiates sports and entertainment-related television rights, advertising, corporate sponsorships and naming rights, or entitlements, for its clients. The talent representation services provided by the company include negotiating employment agreements and creating and evaluating various business opportunities for sports, news and entertainment personalities. The company also provides a variety of consulting services to clients either engaged in, or seeking exposure in, sports and entertainment related industries.



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